EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Central Federal Corporation of our report dated March 30, 2011 on the consolidated financial statements of Central Federal Corporation and to the reference to us under the heading “Experts” in the Prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

November 16, 2011